Exhibit 3.101

LIMITED LIABILITY COMPANY AGREEMENT

OF

DHSC, LLC

The undersigned hereby executes this Limited Liability Company Agreement (this “LLC Agreement”) as the sole member (the “Member”) of DHSC, LLC (the “Company”), a Delaware limited liability company formed on May 19, 2005 pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”).

The name of the Company shall be DHSC, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Members may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of the Company and the Member’s rights and obligations with respect thereto.

NOW, THEREFORE, the Member hereby agrees as follows:

1. Purpose. The Company may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing and otherwise dealing with real property and healthcare businesses.

2. Contributions. The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.

3. Registered Office and Agent. The address of the registered and principal office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4. Term. The term of the Company shall be perpetual.

5. Return of Contributions. Prior to the dissolution of the Company, no Member shall have the right to receive any distributions of or return of its capital contribution.

6. Dissolution. The Company shall dissolve, and its all affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

7. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

8. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

9. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Rebecca Hurley is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements to the Certificate of Formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to quality to do business in a jurisdiction in which the Company may wish to conduct business. The Member hereby designates the following persons to serve as officers and/or managers (in the capacity set forth after their names), each until such person’s successor shall have been duly appointed or until such person’s earlier resignation or removal:

James D. Shelton	President
Rebecca Hurley	Senior Vice President; General Counsel & Secretary
Thomas H. Frazier, Jr.	Senior Vice President
W. Stephen Love	Senior Vice President and Controller
Joe Johnson	Vice President and Assistant Secretary
Robert P. Frutiger	Vice President

The officers and managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act to one or more managers.

10. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

11. Admission of Substitute Member. A person who acquires the Member’s limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

12. Liability of Member, Directors and Officers. Neither the Member nor any director or officer of the Company shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.

13. Indemnification. The Company shall indemnity and hold harmless each director and officer of the Company and the Member and its partners, stockholders, officers, directors,

managers, employees, agents and representatives and the partners, stockholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

14. Amendment. This Agreement may be amended from time to time with the consent of the Member.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

16. Prior Agreements. This Agreement supersedes any prior limited liability company agreement applicable to the Company.

The Member hereby agrees that all other terms of the Company shall be controlled and interpreted in accordance with the Act.

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement to be effective as of the date of formation of the Company as referenced above.

MEMBER:

Massillon Health System, LLC

By:	/s/ Rebecca Hurley

Name:	Rebecca Hurley

Title:	Senior Vice President